UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2015
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MERK GOLD TRUST
(Exact name of registrant as specified in its charter)

New York	333-180868	46-6582016
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
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c/o Merk Investments LLC

555 Bryant Street, #455
Palo Alto, California 94301
(Address of principal executive offices, including zip code)

(512) 836-6464
(Registrant’s telephone number, including area code)

690 San Antonio Road, Suite 201
Palo Alto, California 94303
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
As previously disclosed in greater detail, the net asset value of the Merk Gold Trust (the “Trust”) is determined each day the NYSE Arca is open for regular trading based on the afternoon session (or most recent session if the afternoon session is not available) of the twice daily fix of the price of gold determined by the London Gold Fix.  However, the London Bullion Market Association (the “LBMA”) has announced that the LBMA Gold Price, which will be determined twice daily by the ICE Benchmark Administration as an independent third-party administrator, will replace the London Gold Fix on March 20, 2015.  As a result of such announcement, Merk Investments LLC, the sponsor of the Trust, has instructed The Bank of New York Mellon, the trustee of the Trust, to begin using the LBMA Gold Price to determine the net asset value of the Trust on March 20, 2015.  Until such time, the net asset value of the Trust will continue to be determined using the London Gold Fix.
There can be no assurance that future changes to, or the discontinuance of, the London Gold Fix will not have a material effect on the Trust.  The use of the LBMA Gold Price as a replacement for the London Gold Fix could result in materially different net asset values of the Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned in its capacity* hereunto duly authorized.

Date: March 10, 2015		MERK INVESTMENTS LLC Sponsor of the Merk Gold Trust

	By:	/s/ Robert Hills
Robert Hills
Chief Compliance Officer

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 *The Registrant is a Trust, and the person specified above is signing in his capacity as an authorized officer of Merk Investments LLC, the Sponsor of the Registrant.